UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 16, 2012

A123 Systems, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34463	04-3583876
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

A123 Systems, Inc. 200 West Street Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  617-778-5700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 16, 2012,  A123 Systems, Inc. (the “Company”) received a letter from The Nasdaq Listing Qualifications Staff (the “Staff”) stating that the Staff has determined that the Company’s securities will be delisted from The Nasdaq Stock Market LLC (“Nasdaq”). The decision was reached by the Staff under Nasdaq Listing Rules 5101, 5110(b) and IM-5101-1 following the Company’s announcement on October 16, 2012 that it filed a voluntary petition in the United States Bankruptcy Court for the District of Delaware seeking relief under the provisions of Chapter 11 of the Bankruptcy Code (Case No. 12-12859).   As previously announced, on August 21, 2012, the Company received a deficiency letter from Nasdaq stating that, based on the closing bid price of the Company’s common stock for the last 30 consecutive business days, the Company no longer meets the minimum $1.00 per share requirement under Nasdaq Listing Rule 5450(a)(1).

The letter further indicates that, absent an appeal, trading of the Company’s common stock would be suspended at the opening of business on October 25, 2012, and a Form 25-NSE would be filed with the Securities and Exchange Commission, which would remove the Company’s securities from listing and registration on Nasdaq.   The Company plans to appeal the Staff’s determination to delist the Company’s common stock and has requested an oral hearing with respect to this appeal.  The Company anticipates that the suspension of the Company’s securities and the filing of the Form 25-NSE will be stayed pending a Hearing Panel’s decision on the appeal.

If the Company’s appeal is not successful and the  Company’s common stock is thereafter  delisted by Nasdaq, it may trade on the OTC Bulletin Board (“OTC BB”) or the Pink OTC Markets Inc. (the “Pink Sheets”), but only if at least one market maker decides to quote the Company’s common stock. There is no assurance that any market maker will decide to quote the Company’s common stock immediately following delisting by Nasdaq or at all, and thus there is no assurance that the Company’s common stock will be eligible to trade on the OTC BB or the Pink Sheets.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A123 SYSTEMS, INC.

Date: October 23, 2012	By:	/s/ Eric J. Pyenson
Eric J. Pyenson
Vice President and General Counsel